EXHIBIT 4.2

AMENDMENT NO. 7

AMENDMENT NO. 7 dated as of January 28, 2005, among SMITHFIELD FOODS, INC., a corporation duly organized and validly existing under the laws of the State of Virginia (the “Borrower”); each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto (individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors” and, together with the Borrower, the “Obligors”); each of the lenders identified under the caption “LENDERS” on the signature pages hereto (the “Lenders”); and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for the lenders party to the below-referenced Credit Agreement (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Borrower, the Subsidiary Guarantors, the lenders named therein and the Administrative Agent, are parties to a Multi-Year Credit Agreement dated as of December 6, 2001 (as heretofore modified and supplemented and in effect on the date hereof, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by said lenders to the Borrower in an aggregate principal or face amount not exceeding $900,000,000.

Section 1. Definitions. Except as otherwise defined in this Amendment No. 7, terms defined in the Credit Agreement are used herein as defined therein.

Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 6 below, the Credit Agreement shall be amended effective as of the date hereof as follows:

2.01. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

2.02 Defined Terms. Section 1.01 of the Credit Agreement shall be amended by amending the following definitions (to the extent already included in said Section 1.01) and adding the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.01):

“Acquisition” means any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Borrower and/or any of its Restricted Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation that have ordinary voting power for the election of directors or (c) directly or indirectly acquires control of at least a majority of the partner, member or other ownership interests of any Person that is not a corporation.

“Borrowing Base” means, at any time, the sum of: (a) 75% of the result obtained from the following calculation: (i) the aggregate amount of Eligible Inventory (valued at

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the lower of (x) cost, on a first-in-first-out basis or (y) fair market value) of the Borrower and the Subsidiary Guarantors, determined on a consolidated basis at such time, plus (ii) the aggregate amount of Eligible Receivables of the Borrower and the Subsidiary Guarantors, determined on a consolidated basis at such time, in each case as reflected in the Borrowing Base Certificate then most recently received by the Administrative Agent hereunder minus (iii) reserves maintained by such Subsidiary Guarantors in respect of Eligible Receivables relating to discounts, advertising, allowances and similar items minus (b) the aggregate amount of outstanding checks for the purchase of Farm Products (as defined in the Security Agreement) drawn by the Borrower and its Restricted Subsidiaries that have not cleared. Standards of eligibility, reserves (including survivability reserves) and advance rates may be adjusted from time to time in the sole and reasonable judgment of the Administrative Agent, with any changes in such standards to become effective three Business Days after delivery of notice thereof by the Administrative Agent to the Borrower.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Borrower and its Restricted Subsidiaries (whether cash or non-cash interest expense or deferred or accrued interest expense and the interest portion of all Capital Lease Obligations during such period).

Notwithstanding the foregoing, without limiting Section 6.03(b)(iii) or 6.06(d), Consolidated Interest Expense for any period will be adjusted, on a pro forma basis to take into account the effect of any Acquisition or disposition or purchase of stock during such period, as if such Acquisition or disposition or purchase (and any related incurrence or prepayment of Indebtedness) had occurred on the first day of such period.

“Consolidated Net Income” means, for any period, the net income (or deficit) of the Borrower and its Restricted Subsidiaries; provided, however, that there shall be excluded from Consolidated Net Income (i) the income (or deficit) of any Person (other than a consolidated Restricted Subsidiary) in which the Borrower has an ownership interest, except to the extent that any such income has been actually received by the Borrower in the form of dividends or similar distributions, (ii) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions of such Restricted Subsidiary is restricted and (iii) any income or gain resulting from any write-up or revaluation of the assets of the Borrower or its Restricted Subsidiaries.

Notwithstanding the foregoing, without limiting Section 6.03(b)(iii), in determining Consolidated Net Income for any period, appropriate adjustments shall be made to take into account the effect of any Acquisition or disposition during such period, as if such Acquisition or disposition had occurred on the first day of such period.

“Consolidated Total Assets” means, on any date, the aggregate amount of assets of the Borrower and its Restricted Subsidiaries shown on a consolidated balance sheet of such Persons at such date.

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“Consolidated Total Funded Debt” means the aggregate amount of Funded Debt of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus, to the extent included therein, the outstanding amount of the Loans (other than the lowest average daily outstanding balance of the Loans for any period of 30 consecutive days during the 12 month period then most recently ended).

“Debt Service” means, for any period, the sum, for the Borrower and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all regularly scheduled payments or prepayments of principal of Indebtedness made during such period plus (b) all Interest Expense for such period.

“Joint Venture” means any Investment by the Borrower or any of its Restricted Subsidiaries as a joint venturer or partner in, or lender to, any other Person (other than a Subsidiary) principally engaged in a business in which the Borrower and its Restricted Subsidiaries are permitted by Section 6.03(c) to be engaged.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and (a) its Subsidiaries to and including November 1, 2006 or (b) its Restricted Subsidiaries at all times after November 1, 2006 in an aggregate principal amount exceeding $10,000,000, provided that if the corresponding number for events of default of the type described in clauses (f) or (g) of Article VII as set forth in each of the Senior Note Documents shall be a higher number, then such $10,000,000 figure shall automatically be increased to such higher number, except that in no event shall such figure be increased to a number greater than $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Secured Obligations Amount” means, at any time, the sum of the aggregate amount of the Revolving Credit Exposures of all of the Lenders plus the aggregate principal amount of all Pari Passu Debt then outstanding plus the aggregate principal amount (as defined in the definition of “Material Indebtedness” herein) of the obligations of the Borrower and its Restricted Subsidiaries under Hedging Agreements that are Hedging Obligations under and as defined in the Security Agreement.

“Unrestricted Subsidiaries” means (a) any Subsidiary of the Borrower that shall have been designated as an “Unrestricted Subsidiary” in accordance with the provisions of Section 1.06 and (b) any Subsidiary of an Unrestricted Subsidiary.

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2.03 Subsidiaries; Designation of Unrestricted Subsidiaries. A new Section 1.06 is hereby inserted into the Credit Agreement to read as follows:

“SECTION 1.06. Subsidiaries; Designation of Unrestricted Subsidiaries. The Borrower may designate any newly acquired or newly formed Subsidiary after the effectiveness of Amendment No. 7 hereto, at the time such Subsidiary is acquired or formed, and may designate any entity that becomes a Subsidiary that immediately prior to such time was a Joint Venture, to be an “Unrestricted Subsidiary” for purposes of this Agreement, by delivering to the Administrative Agent a certificate of a Financial Officer (and the Administrative Agent shall promptly forward a copy of such certificate to each Lender) setting forth such designation and stating that the conditions set forth in this Section 1.06 have been satisfied with respect to such designation, provided that no such designation shall be effective unless (x) at the time of such designation and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (y) at the time of such designation and at all times thereafter for clauses (a) and (d) below or for all times after November 1, 2006 for clauses (b) and (c) below:

(a) no portion of the Indebtedness or any payment obligation (contingent or otherwise) of such Subsidiary (A) is guaranteed by the Borrower or any Restricted Subsidiary or (B) is recourse to or obligates the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than in respect of liabilities for which the Borrower or a Restricted Subsidiary is jointly obligated with such Subsidiary by operation of law, such as for tax or ERISA claims),

(b) such Subsidiary has no Indebtedness that, if in default in any respect (including a payment default), would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Borrower or its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and

(c) such Subsidiary has no obligation (other than Indebtedness, as to which the provisions of the foregoing clause (b) shall apply) that, if not paid when due, would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Borrower or its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and

(d) such Subsidiary is not a Subsidiary Guarantor.

Any designation of a Subsidiary (or a Joint Venture) as an Unrestricted Subsidiary shall be deemed an Investment in an amount equal to the fair market value of such Subsidiary (or, in the case of a newly acquired or newly-formed Subsidiary, the amount of the investment by the Borrower and its Restricted Subsidiary therein) determined in good faith by the board of directors of the Borrower) and any such designation shall be permitted only if it complies with the provisions of Section 6.04.

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In addition to the foregoing, the Borrower may designate any Unrestricted Subsidiary as a “Restricted Subsidiary” for purposes of this Agreement, by delivering to the Administrative Agent a certificate of a Financial Officer (and the Administrative Agent shall promptly forward a copy of such certificate to each Lender) setting forth such designation. Any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed an Acquisition of such Unrestricted Subsidiary and shall be permitted only to the extent permitted as an Acquisition under Section 6.04, and the certificate of a Financial Officer setting forth such designation shall state that such Acquisition is so permitted.”

2.04. Representations and Warranties. Section 3.05 of the Credit Agreement shall be amended in its entirety to read as follows:

“SECTION 3.05. Properties.

(a) Title to Properties. Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.”

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2.05. Affirmative Covenants. Article V of the Credit Agreement shall be amended in its entirety to read as follows:

“ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, the following:

(i) the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the corresponding consolidated figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like modification, qualification or exception and without any modification, qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied,

(ii) the unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the corresponding consolidated figures for the previous fiscal year, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied,

(iii) the consolidating balance sheet and related statements of operations and cash flows of the Borrower and its Restricted Subsidiaries (and, separately stated, of the Unrestricted Subsidiaries alone) as of the end of and for such year, setting forth in each case in comparative form the corresponding consolidating figures for the previous fiscal year, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Restricted Subsidiaries (and of the Unrestricted Subsidiaries, as the case may be) on a consolidating basis in accordance with GAAP consistently applied, and

(iv) the consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries (treating the Company and all Restricted Subsidiaries as one entity and treating all Unrestricted Subsidiaries as another entity) as of the end of and for such year, setting forth in each case in comparative form the corresponding consolidating figures for the previous fiscal year, certified by one of its Financial Officers as presenting fairly in all material

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respects the financial condition and results of operations (on an aggregate basis) of the Borrower and its Restricted Subsidiaries, and of the Unrestricted Subsidiaries alone, on a consolidating basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower,

(i) the unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries (and, separately stated, of the Borrower and its Restricted Subsidiaries) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year,

(ii) the consolidating balance sheet and related statements of operations and cash flows of the Borrower and its Restricted Subsidiaries (and, separately stated, of the Unrestricted Subsidiaries alone) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the corresponding consolidating figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Restricted Subsidiaries (and of the Unrestricted Subsidiaries, as the case may be) on a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and

(iii) the consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries (treating the Company and all Restricted Subsidiaries as one entity and treating all Unrestricted Subsidiaries as another entity) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the corresponding consolidating figures for the corresponding period or periods of (or in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations (on an aggregate basis) of the Borrower and its Restricted Subsidiaries, and of the Unrestricted Subsidiaries alone, on a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

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(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the Leverage Ratio (as defined in the definition of “Applicable Rate” set forth in Section 1.01) as at the last day of the fiscal quarter or fiscal year, as the case may be, in respect of which such financial statements are delivered, and demonstrating compliance with Section 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f) as soon as available and in any event within 7 Business Days after the end of each monthly accounting period (i) if such accounting period ends before the Borrowing Base Release Date, a Borrowing Base Certificate certifying as to the Borrowing Base as at the last day of such accounting period accompanied by supporting documentation and other supplemental reports as reasonably requested by the Administrative Agent and (ii) a certificate of a Financial Officer in form and detail satisfactory to the Administrative Agent setting forth a determination of the aggregate Revolving Credit Exposure as at the last day of such monthly accounting period (taking into account the Dollar Equivalent of the aggregate amount of Revolving Credit Loans denominated in any Approved Foreign Currency);

(g) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower that ends before the Borrowing Base Release Date (and at such other times as may be requested by the Administrative Agent), a collateral audit report (prepared at the expense of the Borrower) of an independent collateral auditor (which may be, or be affiliated with, one of the Lenders), approved by the Administrative Agent, with respect to the Receivables and Inventory components included in the Borrowing Base which report shall indicate that, based upon a review by such auditors of the Receivables (including, without limitation, verification with respect to the amount, aging, identity and credit of the

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respective account debtors and the billing practices of the Borrower and its Restricted Subsidiaries) and Inventory (including, without limitation, verification as to the value, location and respective types), the information set forth in the Borrowing Base Certificate then most recently received by the Administrative Agent hereunder is accurate and complete in all material respects and whether or not a Trigger Date (as such term is defined in Section 10.13 hereof) has occurred; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $250,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good

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faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Without limiting the generality of the foregoing, the Borrower acknowledges that the representatives designated by the Administrative Agent or any Lender may include any consultants, accountants, lawyers and appraisers retained by the Administrative Agent, and that such representatives may conduct evaluations and appraisals (including but not limited to independent inventory appraisals) of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Borrower or its Subsidiaries as the Administrative Agent may require, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including all Environmental Laws, and with all other material obligations, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit.

(a) Use of Proceeds. The proceeds of the Loans hereunder will be used only for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

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(b) Letters of Credit. Letters of Credit will be issued only to support obligations of the Borrower and its Restricted Subsidiaries.

SECTION 5.09 Further Assurances. The Borrower may at any time and from time to time cause any of its Subsidiaries to become a Subsidiary Guarantor hereunder and under the Security Agreement pursuant to a Guarantee Assumption Agreement in the form of Exhibit C hereto in which event, if such Subsidiary is an Unrestricted Subsidiary, it shall be designated as a Restricted Subsidiary hereunder. Each such new Subsidiary Guarantor shall deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Obligors pursuant to Section 4.01 upon the Effective Date or as the Administrative Agent shall have requested (and the Company hereby instructs such counsel to deliver such opinions to the Lenders).”

2.06. Negative Covenants. Article VI of the Credit Agreement shall be amended in its entirety to read as follows:

“ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Pari Passu Debt;

(c) any extensions, renewals or replacements of any Indebtedness existing on the date hereof and set forth in Schedule 6.01, provided that the aggregate principal amount of such Indebtedness is not thereby increased;

(d) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(e) other Indebtedness in an aggregate principal amount not exceeding $20,000,000 created, incurred or assumed in any fiscal year of the Borrower; and

(f) other Indebtedness provided that, on the date (the “Incurrence Date”) such Indebtedness is created, incurred or assumed (as the case may be), the Borrower furnishes to the Administrative Agent reasonable projections

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demonstrating in reasonable detail that the Borrower will be in compliance with Section 6.12(b) on the last day of each of the next succeeding four fiscal quarters of the Borrower that end after the Incurrence Date after giving effect to such creation, incurrence or assumption, together with a certificate of a Financial Officer to the effect that such projections are based upon reasonable assumptions and reflect the Borrower’s best estimate as to the matters covered thereby.

For purposes of the foregoing paragraphs (e) and (f), the Acquisition of any Person shall be deemed to constitute the assumption of the Indebtedness of such Person by a Restricted Subsidiary of the Borrower at the time of the consummation of such Acquisition.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens created by the Senior Note Documents as in effect on the date hereof;

(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02 (other than Liens created by the Senior Note Documents); provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness incurred to finance such acquisition, construction or improvement, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or

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capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(f) the Lien created by the Security Agreement;

(g) any extensions, renewals or replacements of any of the Liens permitted by the foregoing clauses (a) through (f) effected in connection with any extension, renewal or replacement of the Indebtedness secured thereby; provided that (i) the aggregate principal amount of such Indebtedness is not thereby increased and (ii) such Lien shall not be extended to cover any additional property; and

(h) other Liens that (whether before or after the Security Termination Date) do not cover property constituting Collateral under and as defined in the Security Agreement (or property that would constitute Collateral if the Security Termination Date had not occurred), subject, to the extent applicable, to the requirements of Article III of the Intercreditor Agreement.

Notwithstanding anything contained herein to the contrary, the aggregate amount of obligations of the Borrower and the Subsidiary Guarantors secured by Liens shall not exceed 10% of Consolidated Total Assets at any time on or after the Security Termination Date.

SECTION 6.03. Fundamental Changes.

(a) Mergers, Sales of Assets, Etc. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing

(i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation,

(ii) any Restricted Subsidiary may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary, provided that if any such transaction shall be between a Subsidiary Guarantor and a Restricted Subsidiary not a Subsidiary Guarantor, and such Subsidiary Guarantor is not the continuing or surviving corporation, then the continuing or surviving corporation shall have assumed all of the obligations of such Subsidiary Guarantor hereunder and under the other Loan Documents pursuant to documentation satisfactory to the Administrative Agent in form and substance,

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(iii) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Restricted Subsidiary, provided that if any such transaction shall be between a Subsidiary Guarantor and a Restricted Subsidiary not a Subsidiary Guarantor, and if such Subsidiary Guarantor is not the continuing or surviving corporation, then the continuing or surviving corporation shall have assumed all of the obligations of such Subsidiary Guarantor hereunder and under the other Loan Documents pursuant to documentation satisfactory to the Administrative Agent in form and substance,

(iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders,

(v) the stock or assets of any Restricted Subsidiary may be sold, transferred, leased or otherwise disposed of in connection with the making of an investment in a Joint Venture permitted under paragraph (b) below, and

(vi) the stock or assets of any Restricted Subsidiary may be sold, transferred, leased or otherwise disposed of in a transaction permitted under Section 6.10;

provided that any such merger that would otherwise be permitted by this Section 6.03 involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) Acquisitions and Joint Ventures. The Borrower will not, and will not permit any of its Restricted Subsidiaries to invest in any Joint Venture or consummate any Acquisition, unless immediately prior to such Acquisition or investment in any Joint Venture and after giving effect thereto, no Default shall have occurred and be continuing, and:

(i) (a) such transaction is an Acquisition and such Acquisition (if by purchase of assets, merger or consolidation) is effected in such manner that the acquired business, and the related assets, are owned either by the Borrower or a Restricted Subsidiary and, if effected by merger or consolidation involving the Borrower, the Borrower is the continuing or surviving entity and, if effected by merger or consolidation involving a Restricted Subsidiary, the continuing or surviving entity is a Restricted Subsidiary; or (b) such transaction is an Acquisition and such Acquisition (if by purchase of stock or partner, member or other ownership interests) is effected in such manner so that the acquired entity becomes a Restricted Subsidiary; and

(ii) such transaction is an Acquisition or a Joint Venture and immediately after giving effect to such Acquisition or Joint Venture (x) the Borrower is in compliance with Section 6.12 (the determination of such compliance to be calculated on a pro forma basis, as at the end of the fiscal quarter most recently ended prior to the date of such Acquisition or Joint Venture for which financial

Amendment No. 7

statements of the Borrower and its Restricted Subsidiaries are available, under the assumption that such Acquisition or Joint Venture and any other Acquisitions or Joint Ventures consummated during the twelve-month period ending on such date shall have occurred, and any Indebtedness in connection therewith shall have been incurred, at the beginning of the applicable period, and under the assumption that interest for such period had been equal to the actual weighted average interest rate in effect for the Loans hereunder on the date of such Acquisition or Joint Venture) and, in the event that the aggregate amount of expenditures in respect of such Acquisition or Joint Venture and of all prior Acquisitions and Joint Ventures made during a single fiscal year and not covered by a certificate delivered under this subclause (ii) exceeds $100,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer showing calculations in reasonable detail to demonstrate compliance with this subclause (ii) and certifying that prior to such acquisition and after giving effect thereto, no Default shall have occurred and be continuing and (y) if such transaction is consummated before the Borrowing Base Release Date and the aggregate amount of expenditures in respect of such Acquisition or Joint Venture and of all prior Acquisitions and Joint Ventures made during a single fiscal year exceeds $20,000,000, then, immediately after giving effect to such Acquisition or Joint Venture (and any borrowings hereunder made in connection therewith), the excess of (A) the lesser of the Borrowing Base and the aggregate Commitments hereunder at such time minus (B) the Secured Obligations Amount shall not be less than $150,000,000.

(c) Lines of Business. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Investments by the Borrower existing on the date hereof in the capital stock of its Restricted Subsidiaries and Investments by the Borrower existing on the date hereof described in Part B of Schedule 3.14;

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(c) Investments made by the Borrower in any Restricted Subsidiary and made by any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary;

(d) Guarantees constituting Indebtedness permitted by Section 6.01;

(e) Investments in an aggregate amount not exceeding $10,000,000 at any one time outstanding in a cold storage warehouse and distribution center in Sioux Falls, South Dakota constituting a joint venture between Freezer Services Inc., the Borrower and John Morrell & Co.;

(f) so long as no Default or Event of Default shall have occurred and be continuing, other Investments in Unrestricted Subsidiaries or third parties made in cash, so long as the aggregate amount of any such Investment (herein, the “current Investment”) taken together with all other Investments made pursuant to this clause (f) after the date hereof and prior to the date of the current Investment does not exceed 3% of Consolidated Total Assets determined as at the end of the fiscal quarter most recently ended prior to the date of the current Investment for which financial statements of the Borrower and its Restricted Subsidiaries are available, provided, however, that the aggregate amount of such current Investments permitted under this clause (f) shall not be limited if each of the following conditions are satisfied:

(i) at the time of any current Investment the Borrower is in compliance with Section 6.12 (the determination of such compliance to be calculated on a pro forma basis, as at the end of the fiscal quarter most recently ended prior to the date of such current Investment for which financial statements of the Borrower and its Restricted Subsidiaries are available, under the assumption that such current Investment shall have been made, and any Indebtedness in connection therewith shall have been incurred, at the beginning of the applicable period, and under the assumption that interest for such period had been equal to the actual weighted average interest rate in effect for the Loans hereunder on the date of such current Investment),

(ii) after the current Investment is made, the aggregate unutilized Commitments is at least equal to $300,000,000 and

(iii) the Borrower delivers to the Administrative Agent a certificate of a Financial Officer showing calculations in reasonable detail to demonstrate compliance with the foregoing sub-clauses (i) and (ii) and certifying that prior to such Investment and after giving effect thereto, no Default shall have occurred and be continuing;

(g) Investments in Unrestricted Subsidiaries or third parties made through the issuance of additional equity capital by the Borrower so long as the Borrower

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complies with the requirements set forth in sub-clauses (i), (ii) and (iii) of the foregoing clause (f) as if such Investment were being made in cash; and

(h) Investments constituting Acquisitions or Joint Ventures permitted by Section 6.03(b) made by the Borrower or any of its Restricted Subsidiaries in any Person (other than a Restricted Subsidiary) principally engaged in a business in which the Borrower and its Restricted Subsidiaries are permitted by Section 6.03(c) to be engaged.

SECTION 6.05. Hedging Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that

(a) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock;

(b) Restricted Subsidiaries may declare and pay dividends ratably with respect to their capital stock;

(c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; and

(d) so long as at the time of each such purchase and after giving effect thereto no Default shall have occurred and is continuing, the Borrower may purchase outstanding shares of its stock from time to time in such amounts as it shall determine, provided that after giving effect to such purchase the Borrower is in compliance with Section 6.12 (the determination of such compliance to be calculated on a pro forma basis, as at the end of the fiscal quarter most recently ended prior to the date of such purchase for which financial statements of the Borrower and its Restricted Subsidiaries are available, under the assumption that such purchase shall have occurred, and any Indebtedness in connection therewith shall have been incurred, at the beginning of the applicable period, and under the assumption that interest for such period had been equal to the actual weighted average interest rate in effect for the Loans hereunder on the date of such purchase) and, in the event that the aggregate amount of expenditures in respect of such purchase and of all prior purchases made during a single fiscal year and not covered by a certificate delivered under this subclause (d) exceeds $100,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer within 10 days of such purchase showing calculations in reasonable detail to demonstrate compliance with this subclause (d).

Amendment No. 7

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets as collateral security for any obligations of the Borrower or any such Restricted Subsidiary under the Loan Documents, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that

(i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any of the other Loan Documents,

(ii) the foregoing shall not apply to restrictions and conditions under agreements applicable to Restricted Subsidiaries so long as, at any date, the aggregate Consolidated EBITDA attributable to such Restricted Subsidiaries for the period of four fiscal quarters ending on or most recently ended prior to such date shall not exceed 15% of the aggregate Consolidated EBITDA of the Borrower and all of its Restricted Subsidiaries for such period,

(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder,

(iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement or any of the other Loan Documents if such restrictions or conditions apply only to the property or assets securing such Indebtedness,

(v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof,

(vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement under which the Indebtedness governed by the Senior

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Note Documents is refinanced, provided that such restrictions or conditions are not materially more restrictive than those contained in the Senior Note Documents on the date hereof (and, if such agreement does not provide that the Indebtedness created thereunder will be secured by Liens on property or assets of the Borrower or any Restricted Subsidiary, such agreement may contain restrictions or conditions limiting Liens on property or assets of the Borrower or any Restricted Subsidiary which are not the subject of Liens granted under the Security Agreement and such restrictions or conditions shall not be deemed more onerous than those contained in the Senior Note Documents on the date hereof), and

(vii) clause (a) of the foregoing shall not apply to any requirement that obligations of the Borrower or its Restricted Subsidiaries, as the case may be, in respect of any Subordinated Indebtedness that provide that new Subordinated Indebtedness may not be secured unless existing Subordinated Indebtedness is at least equally and ratably secured.

SECTION 6.09. Senior Note Documents. Promptly following the execution thereof, the Borrower will supply each Lender with a copy of any modification, supplement or waiver to a Senior Note Document.

SECTION 6.10. Limitation on Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into, renew or extend any transaction or series of related transactions pursuant to which the Borrower or such Restricted Subsidiary sells or transfers any property in connection with the leasing, or the release against installment payments, or as part of an arrangement involving the leasing or resale against installment payments, of such property to the seller or transferor, provided that the Borrower may effect any of the foregoing so long as the aggregate fair market value of the property so transferred during the term of this Agreement shall not exceed $75,000,000 and, at the time thereof and after giving effect thereto, no Default shall have occurred and be continuing.

SECTION 6.11. Fiscal Periods. If the Borrower changes the manner of determining the last day of its fiscal year or the last days of the first three fiscal quarters in each of its fiscal years, the parties hereto shall negotiate in good faith to agree to modify any financial calculations and determinations hereunder to reflect their original intent in light of such changes, and if they fail so to agree all such financial calculations determinations hereunder shall continue to be made as if such change had not occurred.

Amendment No. 7

SECTION 6.12. Financial Covenants.

(a) Consolidated Leverage Ratio. The Borrower will not, as at any date on or after the Borrowing Base Release Date, permit the ratio of Consolidated Total Funded Debt as at such date to Consolidated EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date, to be more than the following respective amounts at any time during the following respective periods:

Period	Ratio
From Amendment No. 3 Effective Date through last day of the fiscal quarter ending July 27, 2003	4.50 to 1
From the day immediately following last day of fiscal quarter ending July 27, 2003 through last day of fiscal quarter ending October 26, 2003	4.00 to 1
From the day immediately following last day of fiscal quarter ending October 26, 2003 and all times thereafter	3.75 to 1

(b) Consolidated Interest Coverage Ratio. The Borrower will not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense for any period of four consecutive fiscal quarters of the Borrower (i) ending before the Borrowing Base Release Date, to be less than 2.50 to 1 or (ii) ending on or after the Borrowing Base Release Date, to be less than 3.00 to 1.

(c) Inventory and Receivables. The Borrower will not, on any date falling on or after the Borrowing Base Release Date, permit the ratio of (i) the sum of (x) if such date falls prior to the Security Termination Date, the aggregate amount of inventory and accounts receivable of the Borrower and the Subsidiary Guarantors subject to the Lien of the Security Agreement or (y) if such date falls on or after the Security Termination Date, the aggregate amount of inventory and accounts receivable owned by the Borrower and the Subsidiary Guarantors to (ii) the aggregate Revolving Credit Exposure of the Lenders under this Agreement at such date to be less than 1.30 to 1.

SECTION 6.13. Subordinated Indebtedness. If any Default then exists or would result therefrom, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, the Subordinated Indebtedness, except (subject to the terms of subordination thereof) for regularly scheduled payments of principal and interest in respect thereof required pursuant to the terms) hereof. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consent to any modification, supplement or waiver of any of the

Amendment No. 7

provisions of any agreement, instrument or other document evidencing or relating to any Subordinated Indebtedness (in the case of any Subordinated Indebtedness referred to in clause (b) of the definition of such term in Section 1.01, after the issuance thereof), without the prior consent of the Administrative Agent (with the approval of the Required Lenders) if such modification, supplement or waiver would be adverse in any material respect to the interests of the Borrower, any of its Restricted Subsidiaries or any of the Lenders.”

2.07. Events of Default. Article VII of the Credit Agreement shall be amended in its entirety to read as follows:

“ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Obligor in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of the Borrower or any Restricted Subsidiary) or 5.08 or in Article VI;

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

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(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to

Amendment No. 7

enforce any such judgment, provided that if the corresponding number for events of default of the type described in this clause (k) as set forth in each of the Senior Note Documents shall be a higher number, then such $10,000,000 figure shall automatically be increased to such higher number, except that in no event shall such figure be increased to a number greater than $25,000,000;

(l) the Borrower or any Subsidiary receives any notice, notification, demand, request for information, citation, summons or order or there has been filed any complaint or any penalty has been assessed or an investigation or review is pending or threatened by any governmental or other entity, in each case with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release of any Hazardous Materials generated by the Borrower or any of its Subsidiaries, in each case which could reasonably be expected to result in a Material Adverse Effect;

(m) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $2,000,000 in any year or (ii) $10,000,000 for all periods;

(n) any of the following shall occur: (i) subject to Section 10.13, the Lien created by any Security Document shall at any time cease to constitute a valid and perfected Lien on the collateral intended to be covered thereby before the Security Termination Date; (ii) subject to Section 10.13, except for expiration in accordance with its terms, any Security Document shall for whatever reason be terminated, or shall cease to be in full force and effect before the Security Termination Date; or (iii) subject to Section 10.13, the actual or asserted invalidity of any Security Document or of any guarantee under Article VIII hereof or the validity of any Security Document or of any guarantee under Article VIII hereof or the validity of any subordination provision contained in Article VIII hereof shall be contested by any party before (in the case of any Security Document) the Security Termination Date;

(o) a Change in Control shall occur; or

(p) any Subsidiary that has been designated as an “Unrestricted Subsidiary on or before November 1, 2006 shall fail to comply with the requirements set forth in Section 1.06 at any time after November 1, 2006, unless such Subsidiary shall have been redesignated as a “Restricted Subsidiary” in accordance with Section 1.06,

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then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.

Anything herein to the contrary notwithstanding, at all time to and including November 1, 2006, each reference to ‘Restricted Subsidiary’ in clauses (f), (h), (i) (j) and (k) of this Article shall be a reference to ‘Subsidiary’.”

Section 3. Certain Additional Amendments. In the event that the Senior Note Amendment Date (as defined below) shall occur at any time prior to November 1, 2006, the Credit Agreement shall be further amended effective as of the Senior Note Amendment Date to replace each reference to “November 1, 2006” in Sections 1.01 and 1.06, and Article 8, of the Credit Agreement (each as amended hereby) with a reference to “the Senior Note Amendment Date (as defined in Amendment No. 7 hereto)”.

As used herein, “Senior Note Amendment Date” means the date, if ever, on which an amendment, in form and substance satisfactory to the Administrative Agent, to each of the Senior Note Documents has been adopted amending Section 8.1 of each Senior Note Document so that only events relating to the Borrower and its Restricted Subsidiaries (as opposed to the Borrower and all of its Subsidiaries) may result in an Event of Default (as defined in each respective Senior Note Document) in clauses (f), (g), (h), (i) and (j) of Section 8.1 of each Senior Note Document.

Section 4. Representations and Warranties. The Borrower represents and warrants to the Lenders that the representations and warranties set forth in Article III of the Credit Agreement are true and complete on the date hereof as if made on and as of the date hereof and as if each reference in said Article III to “this Agreement” included reference to this Amendment No. 7.

Section 5. Conditions Precedent. The amendments provided for in Section 2 shall become effective upon (i) the execution and delivery of counterparts of this Amendment No. 7 by the Obligors and Lenders constituting the Required Lenders, and (ii) the execution and delivery of amendments to the Senior Note Documents, in form and substance satisfactory to the

Amendment No. 7

Administrative Agent, pursuant to which the holders of the Notes thereunder shall adopt amendments to the Senior Notes Documents substantially equivalent to the amendments provided for in Section 2 hereof to the extent that the Senior Notes Documents contain representations and warranties, covenants and events of default (and ancillary definitions) that correspond to the representations and warranties, covenants and events of default (and ancillary definitions) in the Credit Agreement.

Section 6. Miscellaneous. Except as provided herein, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 7 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 7 by signing any such counterpart. This Amendment No. 7 shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, this Amendment No. 7 has been duly executed as of the date first written above.

SMITHFIELD FOODS, INC.

By:	/s/ Daniel G. Stevens
Name: Daniel G. Stevens
Title: Vice President

Amendment No. 7

SUBSIDIARY GUARANTORS

CODDLE ROASTED MEATS, INC.

GWALTNEY OF SMITHFIELD, LTD.

HANCOCK’S OLD FASHIONED COUNTRY HAM, INC.

IOWA QUALITY MEATS, LTD.

JOHN MORRELL & CO.

LYKES MEAT GROUP, INC.

MOYER PACKING COMPANY

MURCO FOODS, INC.

NORTH SIDE FOODS CORP.

PACKERLAND PROCESSING COMPANY, INC.

SMITHFIELD PRODUCTION SYSTEMS, INC.

PATRICK CUDAHY INCORPORATED

PREMIUM PORK, INC.

QUIK-TO-FIX FOODS, INC.

STADLER’S COUNTRY HAMS, INC.

SUN LAND BEEF COMPANY

SUNNYLAND, INC.

THE SMITHFIELD COMPANIES, INC.

THE SMITHFIELD PACKING COMPANY, INCORPORATED

STEFANO FOODS, INC.

THE SMITHFIELD HAM AND PRODUCTS COMPANY, INCORPORATED

DAKOTA ACQUISITION COMPANY

JOHN MORRELL OF JAPAN, INC.

MURPHY FARMS OF TEXHOMA, INC.

THE OHIO FEED LOT, INC.

SHOWCASE FOODS, INC.

KRAKUS FOODS INTERNATIONAL, INC.

CATTLE PRODUCTION SYSTEMS, INC.,
for itself and as successor to Great Lakes
Cattle Credit Company, LLC

BROWN’S OF CAROLINA LLC

CARROLL’S FOODS LLC

CARROLL’S FOODS OF VIRGINIA LLC

CENTRAL PLAINS FARMS LLC

CIRCLE FOUR LLC

MURPHY FARMS LLC

QUARTER M FARMS LLC,

MURPHY-BROWN HOLDINGS LLC,

each a Delaware limited liability company

			By	MURPHY-BROWN LLC, a Delaware limited liability company, as a sole member of each
				By	JOHN MORRELL & CO., a Delaware corporation, as its sole member
/s/ Daniel G. Stevens
					Name:	Daniel G. Stevens
					Title:	Vice President

By	/s/ Daniel G. Stevens
	Name:	Daniel G. Stevens
	Title:	Vice President

Amendment No. 7

MURPHY-BROWN LLC, a Delaware limited liability company

By	JOHN MORRELL & CO., a Delaware corporation, as its sole member

/s/ Daniel G. Stevens
	Name:	Daniel G. Stevens
	Title:	Vice President

Amendment No. 7

ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Teri Streusand
Name: Teri Streusand
Title: Vice President

Amendment No. 7

LENDERS

Amendment No. 7

FARM CREDIT SERVICES OF AMERICA

By	/s/ Kent E. Bang
	Name:	Kent E. Bang
	Title:	Vice President

CAPE FEAR FARM CREDIT, ACA

By	/s/ Randy T. Pope
	Name:	Randy T. Pope
	Title:	Vice President

FARM CREDIT SERVICES OF MID- AMERICA, ACA

By	/s/ Steven R. Kluemper
	Name:	Steven R. Kluemper
	Title:	Agribusiness Account Executive

JPMORGAN CHASE BANK, N.A.

By	/s/ Teri Streusand
	Name:	Teri Streusand
	Title:	Vice President

SUNTRUST BANK

By	/s/ Hugh E. Brown
	Name:	Hugh E. Brown
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By	/s/ C. Mark Smith
	Name:	C. Mark Smith
	Title:	Duly Authorized Signatory

CALYON NEW YORK BRANCH

By	/s/ Lee E. Greve
	Name:	Lee E. Greve
	Title:	Managing Director

Amendment No. 7

By	/s/ Gerard M. Russell
	Name:	Gerard M. Russell
	Title:	Director

COOPERATIEVE CENTRALE, RAFFEISEN-BOERENLEENBANK B.A. “RABOBANK INTERNATIONAL”, NEW YORK BRANCH

By:	/s/ Robert M. Mandula
	Name:	Robert M. Mandula
	Title:	Executive Director

By:	/s/ Rebecca O. Morrow
	Name:	Rebecca O. Morrow
	Title:	Executive Director

HARRIS TRUST AND SAVINGS BANK

By:	/s/ John R. Carley
	Name:	John R. Carley
	Title:	Vice President

BNP PARIBAS

By:	/s/ Thomas H. Ambrose
	Name:	Thomas H. Ambrose
	Title:	Director

By:	/s/ Gaye C. Plunkett
	Name:	Gaye C. Plunkett
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kathi Selimshayev
	Name:	Kathi Selimshayev
	Title:	Assistant Vice President

ING CAPITAL LLC

By:	/s/ Daniel W. Lambrecht
	Name:	Daniel W. Lambrecht
	Title:	Managing Director

Amendment No. 7

BANK OF TOYKO-MITSUBISHI TRUST COMPANY

By:	/s/ Christian Giordano
	Name:	Christian Giordano
	Title:	Vice President

U.S. AgBank, FCB

By:	/s/ Travis W. Ball
	Name:	Travis W. Ball
	Title:	Vice President

FARM CREDIT SERVICES OF MINNESOTA VALLEY, PCA, D/B/A FCS COMMERCIAL FINANCE GROUP

By:	/s/ Lisa Caswell
	Name:	Lisa Caswell
	Title:	Commercial Loan Officer

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Edward McColly
	Name:	Edward McColly
	Title:	Vice President & Dept. Head

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Beth Roe
	Name:	Beth Roe
	Title:	AVP

COBANK, ACB

By:	/s/ Jim Stutzman
	Name:	Jim Stutzman
	Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ William F. Sweeney
	Name:	William F. Sweeney
	Title:	Senior Vice President

Amendment No. 7

ABM AMRO BANK N.V.

By:	/s/ Nancy W. Lanzoni
	Name:	Nancy W. Lanzoni
	Title:	Director

By:	/s/ Christopher M. Plumb
	Name:	Christopher M. Plumb
	Title:	Vice President

NORTHWEST FARM CREDIT SERVICES, PCA

By:	/s/ Casey Kinzer
	Name:	Casey Kinzer
	Title:	Senior Credit Officer

Amendment No. 7